Exhibit 10.18

CONATA PROPERTIES CORPORATION,

Landlord

AND

PRIMERICA LIFE INSURANCE COMPANY,

Tenant

AGREEMENT OF LEASE

Dated: As of March 1, 1993

LIST OF EXHIBITS

EXHIBIT A	-	LEGAL DESCRIPTION OF SITE

EXHIBIT B	-	SITE PLAN

EXHIBIT C	-	PERMITTED TITLE EXCEPTIONS

-ii-

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made and entered into as of March 1, 1993, by and between CONATA PROPERTIES CORPORATION, a Georgia corporation with offices at 615 Peachtree Street, N.E., Suite 1150, Atlanta, Georgia 30308 (“Landlord”), and PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation with offices at 3120 Breckinridge Boulevard, Duluth, Georgia 30199-0001 (“Tenant”).

1. Grant of Lease.

1.1 For and in consideration of the rents to be paid and the covenants and agreements herein contained, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to all of the terms, conditions and covenants herein contained:

(a)	that certain parcel of land (the “Site”) comprising approximately 18 contiguous acres situated in that certain office and warehouse park commonly known as “Breckinridge” in Gwinnett County, Georgia (the “Park”), the Site being more specifically described on Exhibit A annexed hereto and made a part hereof;

(b)	a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 1 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 1”);

(c)	a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 2 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 2”);

(d)	a 40,000 square foot, one-story, concrete warehouse building situated on the Site and commonly known as Building 3 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 3”);

(e)	paved parking for not less than 900 parking spaces (the “Parking Areas”), as shown on the site plan annexed hereto as Exhibit “B” and made a part hereof (the “Site Plan”) ; and

(f)	all of the walkways, sidewalks, roads, landscaped areas and other improvements as shown on the Site Plan (collectively, the “Other Improvements”) (hereinafter, the Site, Building 1, Building 2, Building 3, the Parking Areas and the Other Improvements are hereinafter sometimes referred to collectively as the “Premises”).

2. Landlord’s Title; Quiet and Exclusive Enjoyment.

2.1 Landlord represents and warrants that it owns and has good and marketable title to the Premises, subject only to those covenants, conditions, restrictions, reservations, liens,

claims, encumbrances, easements and other rights and interests set forth on Exhibit C hereto. Landlord covenants, agrees, represents and warrants that (a) it will, at its sole expense, for so long as this Lease is in effect, vigorously maintain and defend said title, and (b) so long as Tenant is not in default hereunder, Tenant shall have, throughout the entire term and any extensions thereof, peaceful, exclusive and quiet possession and enjoyment and non-disturbance of the Premises, it also being expressly understood and agreed that no buildings or other structures or improvements shall be erected or permitted by Landlord on the Site during the term hereof (and any extensions thereof) . Landlord further represents and warrants that it has good right, full power and lawful authority to enter into this Lease and perform its obligations hereunder.

3. Term and Renewal.

3.1 The initial term of this Lease shall be for a period of ten years commencing on March 1, 1993 (the “Lease Commencement Date”) and terminating on February 28, 2003.

3.2 Tenant shall have two successive options of extending the term hereof, each for an additional period of five years, and each such extension shall be in accordance with all the terms and conditions of this Lease other than the Base Annual Rental (as hereinafter defined) which shall be as provided for in Paragraph 4.2 hereof. Each such option shall be exercisable by written notice to Landlord at least 240 days prior to the expiration of the then term of this Lease, and provided Tenant is not then in default hereunder. In the event that any such option is not so exercised within such time period, such option shall be deemed waived and if the first option does not become operational, the second option shall be deemed null and void.

4. Rent.

4.1 Tenant shall pay to Landlord for the Premises for the initial term a base annual rental of One Million Four Hundred Twenty Five Thousand and No/100 Dollars ($1,425,000) (the “Base Annual Rental”). The Base Annual Rental shall be payable in equal monthly installments of One Hundred Eighteen Thousand Seven Hundred Fifty and No/100 Dollars ($118,750) each, without demand, on the first day of each month in advance.

4.2 In the event of any exercise by Tenant of Tenant’s first five-year extension option, as provided for in Paragraph 3.2, Landlord and Tenant shall attempt to agree upon the Base Annual Rental for such first five-year extension term. If Landlord and Tenant shall not have agreed upon a Base Annual Rental prior to the commencement of the last six (6) months of the initial term, Tenant’s exercise of such option shall be deemed void. In the event of any exercise by Tenant of Tenant’s second five-year extension option, as provided for in Paragraph 3.2, Landlord and Tenant shall attempt to agree upon a Base Annual Rental for the second five year extension term. If Landlord and Tenant shall not have agreed upon the Base Annual Rental prior to the commencement of the last six (6) months of the first extension term, Tenant’s exercise of such option shall be deemed void.

5. Use of the Premises.

5.1 Building 1 and Building 2 shall be used for office, data processing, software development, underwriting, new business processing, data entry, policyholder service, accounting and/or any other lawful purposes. Building 3 shall be used as a warehouse or for any other lawful purpose. The Premises shall not be used in violation of the “Declaration of Protective Covenants for Breckinridge”, recorded in Book 2813 at Page 591 in the office of the Clerk of the Superior Court of Gwinnett County, Georgia (the “Declaration”) or any applicable regulation of any governmental authority regulating such use, nor in a manner which would vitiate the insurance for the Premises. Tenant shall pay all fees which are applicable to the Premises pursuant to the terms of the Declaration, which fees Landlord represents, did not exceed $2,500 for the calendar year ended 1992.

6. Equipment.

6.1 Tenant will, at its expense, equip and install the Buildings with all furniture, fixtures, equipment and other personal property required by Tenant for the operation of its business. Tenant shall have the right, at any time and from time-to-time during the term hereof (and any extensions thereof), to remove any or all of said furniture, fixtures, equipment and other personal property of Tenant from the Premises, provided it repairs any damages occasioned to the Premises by virtue of such removal and Landlord hereby waives any lien it might otherwise have thereon.

In the event that any such fixtures or personalty of Tenant shall remain within the Premises after the expiration of the term hereof (and/or any extensions thereof), Landlord shall have the right, but not the obligation, on thirty (30) days prior notice to Tenant, to remove and store the same at Tenant’s reasonable expenses, and Tenant shall remain obligated to Landlord for such reasonable expenses notwithstanding the expiration of this Lease. In the event that Tenant’s fixtures or other personalty are not claimed and removed (and storage charges incurred by Landlord are paid) within 30 days after notice to Tenant following the expiration of the lease term, then such fixtures and personalty shall be deemed abandoned to and in favor of the Landlord.

7. Taxes and Assessments.

7.1 Tenant shall pay all real and personal property taxes and assessments, general and special, and all other impositions, ordinary or extraordinary, which may be levied, assessed or imposed against the Premises for any period which is included within the term hereof (collectively, the “Impositions”), provided, however, that, if, at any time during the term of this Lease, the present method of taxation or assessment shall be changed and there shall be substituted for the type of Impositions presently being assessed or imposed on real estate and improvements thereon a capital levy or other tax levied, assessed or imposed on the rents received by a landlord from real estate, then all of such capital levy or other tax, to the extent so substituted and to the extent constituting a lien on the Premises, shall be deemed to be included within the term “Impositions”; and, provided, further, that the amount of any tax or other charge payable hereunder shall be determined as if the Premises were the only assets of Landlord and the Base Annual Rental were the only income of Landlord. Tenant may pay any such Impositions in installments in any case where payment in installments is permitted by the taxing or assessing authority or entity. Landlord covenants and agrees that, if the Premises is not assessed separately from other property of Landlord for purposes of such Impositions, Landlord will obtain a segregation of assessments with respect to the Premises and such other property of Landlord. Landlord shall deliver to Tenant, immediately upon Landlord’s receipt thereof, copies of any and all notices of assessments or other Impositions related notices received by Landlord relative to the Premises.

7.2 Tenant shall have the right at Tenant’s expense to contest the legality, validity or amount of any Impositions which are to be paid by Tenant hereunder, and in the event of any such contest, the failure on the part of Tenant to pay Impositions prior to delinquency shall not constitute a default hereunder, provided that such delinquency shall not result in any lien which may be levied against or executed upon the Premises by any governmental authority. Upon final determination of such contest, Tenant shall pay and discharge any judgment rendered against it, together with all costs and charges incidental hereto. Landlord shall, at the request of Tenant, execute, or join in the execution of, any instrument or document deemed appropriate by Tenant in connection with any such contest. Tenant shall indemnify and hold Landlord harmless from and against any liability or expenses (including court costs and reasonable attorneys’ fees) resulting from Tenant’s having contested any Impositions.

8. Utilities.

8.1 Landlord represents and warrants that the Premises has available to it and is connected to a public sanitary sewer, water supply, storm sewer, electricity and telephone service. Landlord shall not interfere with Tenant’s use of such utilities during the term hereof (and any extensions thereof).

8.2 Tenant shall pay all charges for water, heat, electricity, power, telephone service and all other utilities used by Tenant in, upon or about the Premises. Landlord represents that the hook-ups necessary to receive such service exist at the Premises on the date hereof.

9. Alterations.

9.1 Tenant shall not, without the prior written consent of Landlord (which consent shall be provided promptly and not unreasonably withheld), make any structural alterations, additions, or improvements to the Premises, exterior or interior, or any exterior alterations, additions, or improvements to the Premises, provided, however, that Landlord’s consent shall not be required with respect to any such alterations, additions or improvements so long as (i) such alterations, additions or improvements do not affect the structural integrity of the Buildings, (ii) the exterior design and materials, as well as the quality of the workmanship of such alterations, additions or improvements, are substantially the same as the design, materials and workmanship of the Buildings, and (iii) the number of parking spaces in the Parking Areas are not reduced below 4 per each 1,000 square feet contained within the Buildings (including such alterations, additions or improvements). Furthermore, Tenant may not without the prior written consent of Landlord (which consent shall be provided promptly and not unreasonably withheld) penetrate the roof of the Buildings for any purpose whatsoever or perform any work thereon other than ordinary maintenance of heating, ventilating and air conditioning systems, without Landlord’s prior written consent. All construction work done in the Premises by Tenant, including any trade fixturing, shall be performed in a good workmanlike manner and in compliance with the terms of the Declaration and all governmental requirements, and, as regards any structural or exterior alterations, additions, and improvements approved by Landlord, as aforesaid, in accordance with the plans and specifications therefor prepared by and on behalf of Tenant and approved in writing by Landlord, which approval shall be provided promptly and shall not be unreasonably withheld. Such improvements made by Tenant may be removed at or prior to the termination of this Lease, provided Tenant agrees to repair any injury to the Premises occasioned by such removal. If any such improvements are not so removed by the date of termination of this Lease, such improvements shall be deemed to be abandoned and shall be the sole property of Landlord.

9.2 Tenant shall not permit any mechanics’, materialmen’s or other liens to stand against the Premises for work or materials contracted for by Tenant in connection with any alteration, remoldeling, addition or new construction.

9.3 Landlord shall be solely responsible for any structural alteration, repair or improvement to the Premises and Tenant shall be responsible for any such non-structural alterations, repairs or improvements required by law, statute, ordinance, regulation or other requirement of any governmental agency.

10. Maintenance and Repairs.

10.1 Landlord shall be required at its expense to maintain and repair the roof, foundation and exterior walls of the Buildings (including doors, door frames and window frames).

Landlord shall also be required to accomplish, at its expense, all capital and other major repairs to the pavement, walls and curbs of the Parking Areas, which repairs shall not be deemed to include the resurfacing and/or restriping of the Parking Areas, which resurfacing and/or restriping of the Parking Areas shall be accomplished by Tenant, but Landlord shall be obligated to reimburse Tenant for a sum equal to one-half of the cost of resurfacing the Parking Areas. Tenant shall pay entire expense of restriping the Parking Areas. Except as aforesaid and as otherwise provided for herein Landlord shall have no obligation, during the term hereof (and any extensions thereof), to maintain or repair the premises and Tenant shall, at Tenant’s expense, keep and maintain the Premises in good order, condition and repair, normal wear and use excepted. Tenant shall keep all landscaping on the Site well maintained, watered and trimmed. Tenant shall comply with the Declaration and all public laws, ordinances and regulations from time to time applicable to its use of the Premises, except as set forth in Paragraph 9.3.

11. Force Majeure.

11.1 In the event Landlord or Tenant is unable to perform its obligations hereunder (other than the payment of monetary obligations) because of war, law, regulation, labor dispute, or any other cause beyond Landlord’s or Tenant’s reasonable control, Landlord or Tenant, as the case may be, shall not, as a result of a non-performance, be in breach of any such duty hereunder or liable to the other for any damages resulting therefrom. In any such event, the time limit for the performance of any such duty shall be extended for a period which is reasonable in light of such delay.

12. Assignment and Subletting.

12.1 Tenant shall have the right, at its option and in its sole discretion, to assign this Lease or to sublet the Premises (in whole or part) to any person, firm or entity selected by Tenant, it being understood and agreed that no such assignment or sublease shall release Tenant from its liability hereunder.

13. Destruction.

13.1 Damage and Destruction to Premises. If during the term hereof (or any extensions thereof) the Premises are damaged by storm, fire, lightning, earthquake, or other casualty, the rental, but not other charges, payable hereunder shall abate from the date of such damage in such proportion as Tenant is unable to use the Premises as a consequence of such destruction and Landlord shall restore, as speedily as reasonably possible (including the use of premium time if reasonably deemed necessary)

by Tenant), the Premises, such reconstruction to be substantially in the same condition as before such damage and destruction, upon the completion of which the full rental shall recommence; provided, however, that if (i) the damage shall be so extensive that the same cannot be reasonably repaired and restored within six months’ time from date of the casualty, or (ii) such damage shall occur with less than eighteen months remaining in the term and Tenant shall not have any extension option or, having such option, shall not exercise same within forty-five (45) days following such damage, or (iii) the casualty causing such damage or destruction shall not be covered by the insurance policy maintained pursuant to Paragraph 14 hereof, then Tenant may elect to terminate this Lease by giving written notice to the Landlord within thirty (30) days from the date of such casualty. Landlord shall also have the right to terminate this Lease upon the same notice to Tenant in the case of the events provided for in Paragraph 13.1 (ii) or (iii) unless Tenant agrees to pay the costs of repair or waives the repair and restoration of such destruction. In the event of any such termination by Tenant or Landlord, the rental and all other rents, fees, and charges payable hereunder shall be paid up to the date of such damage or destruction. Landlord shall have no liability to Tenant with respect to any loss sustained by Tenant with respect to Tenant’s improvements, alterations, additions, personal property or fixtures as a result of any such casualty.

14. Insurance and Indemnity.

14.1 Except as otherwise provided in Paragraph 14.2, Tenant shall defend, indemnify and hold Landlord harmless from and against any loss, damage or injury to the Premises or any person at any time occasioned by or arising out of (a) any act, activity or omission of Tenant or of anyone holding under Tenant; or (b) the occupancy or use of the Premises, or any part thereof, by or under Tenant. Landlord shall defend, indemnify and hold Tenant harmless from and against any loss, damage or injury occasioned by or arising out of any act, activity or omission of Landlord or any agent of Landlord.

14.2 Commencing on the Lease Commencement Date, Tenant shall, at its expense, keep or cause to be kept the Premises insured by an insurance carrier licensed to do business in the State of Georgia, against loss or damage by fire, by such other casualties as are normally included in extended coverage, and by vandalism and malicious mischief, in an amount equal to the replacement cost thereof.

14.3 All insurance proceeds on account of any casualty, under the policies of insurance provided for in Paragraph 14.2 (the “Proceeds”), shall be deposited in trust for the benefit of Landlord and Tenant, as their respective interests may appear, with a bank or trust company with offices in the State of Georgia selected by Tenant (the “Insurance Holder”) to be applied by the Insurance Holder as follows:

(a) the Proceeds shall be paid from time to time by the Insurance Holder to the Landlord to be applied against the cost of repairs or restoration of the Premises in accordance with and subject to the provisions of Article 13 as follows:

(i) Landlord shall certify to the Insurance Holder (and deliver a copy of such certification to Tenant) the total estimated cost of such repairs or restorations and, after commencement of the making thereof, shall certify (and deliver a copy of such certification to Tenant) on a regular basis to the Insurance Holder the work done and costs incurred to the date of such certification and the estimated work to be done and costs to be incurred for completion;

(ii) the Insurance Holders shall upon delivery of each certificate provided pursuant to clause (i) above, disburse the Proceeds to Landlord, in the amounts necessary to reimburse Landlord for work theretofore completed by Landlord, as certified to in such certificate, for which Landlord has not been theretofore reimbursed pursuant to this clause (ii); and

(iii) if, after completion of the repairs or restoration as provided herein, the Insurance Holder shall still hold any Proceeds, the balance thereof shall be paid to Landlord;

(b) if this Lease is terminated pursuant to Article 13, the Proceeds shall be payable to Landlord; and

(c) the Insurance Holder shall hold the net proceeds in the name of the Insurance Holder and all interest which accrues thereon shall be added to and become part of the “Proceeds” for all purposes hereof.

14.4 Commencing on the Lease Commencement Date, Tenant shall maintain in full force a policy of comprehensive liability insurance, including bodily injury and property damage, written by one or more responsible insurance companies licensed to do business in the State of Georgia and which will insure the Landlord and Tenant against liability for injury to persons and/or property and/or death of any person or persons occurring in or about the Premises. Such comprehensive liability insurance shall afford protection to the combined single limit of not less than $10 million (provided that Tenant shall be entitled to have a $250,000 deductible) in respect to bodily injury or death and/or damage to property resulting from an (single) occurrence.

14.5 Tenant shall maintain, for the benefit of Landlord, at all times from and after the Lease Commencement Date, a policy of rent or rental value insurance for the Premises, with benefits to be payable for no less than a period of one year and coverage to be no less than one year of the Base Annual Rental. The proceeds of such insurance shall be the property of Landlord.

14.6 Tenant may procure insurance coverage for Tenant’s own trade fixtures, equipment, furnishings and inventory, and the proceeds from such insurance shall be the property of Tenant.

14.7 All policies of insurance required of Landlord and Tenant, respectively, hereunder shall, to the extent reasonably obtainable, include Landlord or Tenant, as the case may be, as an additional assured as their respective interests may appear, and a provision that the insurer waives the right of subrogation against Landlord and Tenant, their agents and representatives. In addition, if requested by Landlord, all casualty and rental value insurance policies shall contain a standard mortgagee’s clause naming the holder of any deed to secure debt encumbering Landlord’s interest in the Premises. A certificate for each of such policies shall be delivered to each of the parties. At least thirty (30) days before the expiration of each such policy, the party having the obligation to maintain the policy shall furnish the other with appropriate proof of the issuance of a policy continuing in force the insurance covered by the policies so expiring. Each such policy shall contain a provision, if reasonably obtainable, that it cannot be canceled or materially changed except on not less than thirty days’ notice from the insurer to Landlord, Tenant and, if requested by Landlord, the holder of any deed to secure debt encumbering Landlord’s interest in the Premises.

15. Eminent Domain.

15.1 In the event all of the Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, or by reason of a purchase under threat thereof, this Lease Agreement shall terminate and expire as of the date of such taking.

15.2 In the event (a) any material part of the Buildings are taken (more than ten percent to be deemed material, provided that this qualification shall not mean that a taking of less than such amount is not material) or (b) more than ten percent of the Parking Areas are taken, or (c) direct access from the Premises to any adjacent public street or highway is cut-off, under the power of eminent domain by any public or quasi-public authority, or by reason of a purchase under threat thereof, Tenant shall have the right to terminate its obligations under this Lease as of the date of such taking upon giving Landlord written notice of such election within thirty days after the receipt by Tenant of written notice that the Premises are to be so appropriated or taken. Landlord shall immediately notify Tenant of any contemplated appropriation. If Tenant shall elect not to so terminate its obligations under this Lease, then Landlord shall, at Landlord’s cost and expense, reasonably promptly (acting diligently) restore the Premises, the Walkway, the Parking Areas and any Other Improvements, as the case may be, (other than any alterations, additions or improvements made by Tenant) to a complete unit of like quality and character as existed prior to such appropriation or taking. Base Annual

Rental, but not other charges, shall be equitably and proportionally abated to reflect that portion of the Premises that is unusable from the date of any such taking to the date restoration is completed to the reasonable satisfaction of Tenant and, thereafter, there shall be an equitable and proportionate abatement of Base Annual Rental, but not other charges, based upon the extent to which the size of the Premises used by Tenant has been reduced.

15.3 If this Lease is terminated in accordance with either Paragraph 15.1 or Paragraph 15.2, Landlord shall be entitled to the entire award or compensation in such proceedings, the rent for the last month of Tenant’s occupancy shall be prorated, and Landlord shall refund to Tenant any rent paid in advance; provided, however, that Tenant shall be entitled to (a) such sum as shall represent the proportionate value of the improvements made and paid for by Tenant; (b) the portion of the award, if any, made for the taking of Tenant’s fixtures, furnishings, equipment or other personal property; and (c) such sum, if any, received by way of award or negotiation to compensate Tenant for the taking or appropriation of its leasehold interest, interference with business and/or relocation and moving expense to any new location caused by such appropriation or taking.

16. Holding Over.

16.1 Should Tenant for any reason remain in possession of the Premises, or any part thereof, after the expiration of the term with the consent, express or implied, of Landlord, such holding over shall constitute a tenancy at will, upon the same conditions and at the same rental as herein set forth.

17. Default Under Lease.

17.1 Each of the following events shall be considered a default (a “default”) of this Lease by Tenant:

(a) Failure to pay any installment of rent or other sum when due, and such failure continues for      days after written notice thereof from Landlord.

(b) Failure to perform or breach of any other covenants, condition or restriction provided in this Lease to be kept or performed by Tenant, and such failure or breach continues for thirty days after written notice thereof from Landlord specifying such failure or breach, without either being cured or the cure thereof commenced and diligently prosecuted thereafter; and

(c) A voluntary petition in bankruptcy is filed by Tenant or an involuntary petition in bankruptcy is filed against Tenant and is not removed within one hundred and twenty days, or if Tenant be adjudicated a bankrupt or insolvent, or if Tenant makes a general assignment for the benefit of creditors.

18. Remedies in the Event of Default.

18.1 If Tenant fails in the performance of any covenant or provision in this Lease (except payment of any installment of rent or other charge or money obligation hereunder required to be paid by Tenant), and if such failure shall continue for a period of thirty days after notice by Landlord, or in case of a failure which cannot with due diligence be cured within a period of thirty days, if Tenant fails to proceed with reasonable diligence to cure such failure promptly after the service of such notice and thereafter to prosecute the curing of such failure with all due diligence, Landlord may, but shall not be obligated to, cure or prosecute the curing of such failure at reasonable expense, which expense shall be additional rent hereunder and shall be paid to Landlord by Tenant on demand, and if necessary to cure such failure, Landlord shall be entitled to enter the Premises for such purpose.

18.2 Upon the occurrence of any of such defaults, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(i) Terminate this Lease, in which event Tenant shall immediately surrender to Landlord the Premises and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof under Tenant.

(ii) Not terminate this Lease and enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof under Tenant, and, if Landlord so elects, make such alterations and repairs as may be necessary to relet the Premises, and relet the Premises or any part thereof, as the agent of Tenant, at the reasonable fair rental value and for such term and subject to such terms and conditions as Landlord reasonably may deem advisable and receive the rent therefor. Upon each such reletting all rentals received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any loss and expense of such reletting, including brokerage fees and attorneys’ fees and costs of such alterations and repairs; third, to the payment of the rentals and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future payments of rentals and other charges payable hereunder, as the same may become due and payable hereunder. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting; notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii) Landlord herewith specifically waives the rights to any lien for non-payment of rent or other sums agreed to be paid by Tenant herein, including, but not limited to, a waiver of liens on all fixtures, machinery, equipment, furnishings, and other articles of personal property now or hereafter placed in or upon the Premises by Tenant. This waiver includes, but is not limited to, a waiver of Landlord’s general and special liens for rent codified at O.C.G.A. §44-14-341, et seq. Landlord agrees that if any lien is asserted against any property of Tenant, in contravention hereof, Landlord shall be liable to Tenant and shall indemnify and hold Tenant harmless for all damages arising out of placing of said lien and the placing of any such lien shall specifically constitute a breach by Landlord of this Lease.

Landlord may pursue any of the foregoing remedies without precluding itself from pursuing any of the other remedies herein provided or any other remedies provided by law or in equity, except to the extent excluded herein, nor shall the exercise by Landlord of any remedy herein provided constitute a forfeiture or waiver of any rent or other money obligation due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the covenants and provisions herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

18.3 Nothing in Paragraphs 18.1 or 18.2 hereof affects the rights of the parties under statutory provisions relating to actions for unlawful detainer, forcible entry, and forcible detainer.

19. Quiet and Exclusive Possession, Non-Disturbance and Subordination.

19.1 Tenant shall have the right of quiet and exclusive possession and non-disturbance of the entire Premises so long as Tenant is not in default hereunder. In this regard, as a condition to the execution hereof, Landlord agrees to and shall obtain the written agreement of any existing mortgagee or beneficiary under a deed to secure debt on the Premises not to disturb Tenant’s right of peaceful and quiet possession and enjoyment in the event of foreclosure of any such deed to secure debt, which written agreement shall be in form and substance acceptable to Tenant.

19.2 This Lease is subject and subordinate to all deeds to secure debt which may affect the Premises, and all renewals, modifications, consolidations, replacements and extensions thereof; provided, that as a condition of such subordination, any holder or grantee of such deed to secure debt shall agree in writing (the form and substance of which shall be acceptable to Tenant), that so long as Tenant shall not be in default under the terms of this Lease, or if Tenant is in such default, as long as Tenant’s time to cure said default shall not have expired, this Lease and the term thereof shall not be terminated or modified in any respect whatsoever, nor shall the rights of Tenant hereunder or its occupancy be affected in any way should such deed to secure debt be foreclosed upon. In the event any such grantee or holder or any other person acquires title to the Premises pursuant to any judicial proceedings or pursuant to the terms of the deed to secure debt, it is hereby acknowledged and agreed that this Lease shall not be terminated or affected by any such action and the transfer shall be subject to the terms of this Lease and the rights of Tenant hereunder. Tenant hereby agrees to attorn to the purchaser of the Premises at the foreclosure or judicial sale or to the grantee of a deed in lieu of such foreclosure upon all of the terms, covenants and agreements set forth in this Lease on the condition that such purchaser accept such attornment and assume all of the obligations of Landlord hereunder.

20. Payments and Notices.

20.1 All rents and other sums payable by Tenant to Landlord shall be paid at the address provided below. Any notice, demand, request or other communication to be given or other document to be delivered by either party to the other hereunder shall be in writing and may be delivered in person to either party, sent by overnight courier service, prepaid, or may be deposited in the United States registered or certified mail with return receipt requested and postage prepaid, and addressed to the party for whom intended, as follows:

To Landlord:	Conata Properties Corporation
615 Peachtree Street, N.E., Suite 1150
Atlanta, Georgia 30308
Attn: President

With a Copy to:	Cashin, Morton & Mullins
Two Midtown Plaza - Suite 1900
1360 Peachtree Street, N.E.
Atlanta, Georgia 30309-3214
Attention: William T. McKenzie, Esq.

To Tenant :	Primerica Life Insurance Company
3120 Breckinridge Boulevard
Duluth, Georgia 30136
Attention: General Counsel

With a Copy to:	Primerica Corporation
65 East 55th Street
New York, New York 10020
Attention: General Counsel

With a Copy to:	Winthrop, Stimson, Putnam &
One Battery Park Plaza
New York, New York 10004-2490
Attention: Herbert , Esq.

Either party may, from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified. Each notice, demand, request or other communication shall be deemed given and served (i) upon receipt or refusal, if delivered personally, (ii) one (1) business day after deposit with an overnight courier service or (iii) upon deposit in the United States Mail, if mailed.

21. Signs.

Subject to the terms of the Declaration and any governmental codes or requirements, Tenant shall be entitled to erect and maintain such signs and displays in, on or about the Premises as Tenant from time-to-time deems advisable, provided that no such signs (other than for rent or for lease signs) shall be erected on or attached to the roof or any exterior wall of the Buildings without Landlord’s consent (which shall be provided promptly and shall not unreasonably be withheld). Tenant shall remove all of its signs prior to or at the expiration or earlier termination of the term hereof (or any extensions thereof), and shall repair any damage to the Premises caused by such removal or installation. Landlord shall not erect any signs or displays in, on or about the Premises during the term of this Lease.

22. General.

22.1 Attorney’s Fees. In the event that any action is brought by either party against the other for the enforcement or declaration of any rights or remedies in or under this Lease, or for breach of any provision of this Lease, then and in such event, the party in whose favor final judgment is entered shall be entitled to recover, and the other party shall pay, all fees and costs to be fixed by the Court therein, including but not limited to reasonable attorneys’ fees.

22.2 Waiver. No waiver of any breach of any of the terms of this Lease shall be construed as a waiver of any succeeding breach of the same or other terms hereof.

22.3 Surrender at End of Term. Subject to the other provisions hereof, upon expiration of the term hereof (and any extensions thereof), or sooner termination of this Lease by its terms, Tenant shall surrender the Premises to Landlord in good order and repair, ordinary wear and tear excepted and subject to the terms of Paragraphs 13 and 15 hereof.

22.4 Lease Binding on Successors and Assigns. The terms, covenants and conditions of this Lease shall extend to and be binding on and inure to the benefit of not only Landlord or Tenant, but each of their respective permitted successors and assigns. Whenever in this Lease reference is made to either

Landlord or Tenant, the reference shall be deemed to include, wherever applicable, the permitted successors and assigns of such parties the same as if in every case expressed.

22.5 Inspection. Landlord reserves the right to enter the Premises at any reasonable time upon at least 24 hours advance notice in writing to Tenant (except in the event of emergencies) for the purpose of reasonably inspecting the Premises, performing its repair and maintenance obligations hereunder, and doing any other reasonable act or thing reasonably necessary or proper for the preservation or care of the Premises; provided that such inspections shall not interfere with Tenant’s business or any governmental regulatory reviews.

22.6 Headings and Titles. Headings and titles to the Paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

22.7 Entire Agreement. This Lease, including the Exhibits hereto, contains the entire agreement of the parties with respect to the matters covered hereby.

22.8 Severability. If any clause, provision or section of this Lease is ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof.

22.9 Short Form Lease. Contemporaneously herewith, the Landlord and Tenant shall execute a “short form” of this Lease, which “short form” of this Lease may be recorded by either party hereto. In the event that Landlord or Tenant shall terminate or cancel this Lease pursuant to the provisions contained herein for any cause other than a breach by Landlord, Tenant shall prepare, execute, deliver to Landlord a release and cancellation of this Lease in recordable form.

22.10 Construction of Lease. The laws of the State of Georgia shall govern the interpretation, validity, and enforcement of this Lease. The singular whenever used herein shall be construed to mean the plural when applicable, and the necessary grammatical changes required to make the provisions hereof apply either to legal entities or individuals shall in all cases be assumed as though in each case fully expressed herein. The words “terminate” or “termination” as used herein shall refer to the end of this Lease in accordance with the terms and provisions hereof.

22.11 Estoppel Certificate. At any time and from time to time after the Lease Commencement Date, Landlord or Tenant, on or before the date specified in a request therefor made by the other party, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge, and deliver to the requesting party a certificate, addressed to such persons or entities as the requesting party shall specify in such request, evidencing whether or not (i) this Lease is in full force and effect, (ii) this Lease has been amended in any way, (iii) there are any existing defaults on the part of the requesting party hereunder to the knowledge of the party executing such certificate and specifying the nature of such defaults, if any, (iv) the date to which the rentals and other amounts due hereunder, if any, have been paid, and (v) in the case of Tenant, if Tenant has accepted the Buildings, including all work of Landlord required to be performed hereunder, as satisfactorily and substantially completed for Tenant’s permitted purposes hereunder. Each certificate delivered pursuant to this Paragraph 22.11 may be relied on by any permitted prospective purchaser or transferee of a party’s interest hereunder or by any holder of any mortgage or deed to secure debt which shall encumber Landlord’s interest hereunder or in all or any part of the Premises.

22.12 Additional Rent. All payments, in addition to Base Annual Rental, which are required in this Lease to be made by Tenant to Landlord, shall be deemed to be and shall become additional rent hereunder, whether or not the same shall be expressly designated as such, subject to the same conditions and remedies as exist for any Base Annual Rental hereunder.

22.13 No Joint Venture. Nothing herein contained shall be deemed or construed by Landlord and Tenant, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between Landlord or Tenant.

22.14 Real Estate Broker. Landlord and Tenant each warrant to the other that they have had no dealings with any real estate broker or agent, other than Richard Bowers and Richard Bowers and Co. (collectively “Bowers”), in connection with the negotiations or execution of this Lease, and each party hereto agrees to indemnify the other party and hold the other party harmless from and against any and all costs (including, without limitation, attorneys’ fees and court costs), expense, or liability for commissions or other compensation or charges claimed by any broker or agent, other than Bowers, acting or claiming to have acted for Landlord or Tenant, as the case may be, in the transaction which is the subject of this Lease. Landlord shall be solely responsible for any commissions due and payable to Bowers, and such commissions shall be established between Landlord and Bowers by separate agreement and Landlord agrees to indemnify and hold Tenant harmless therefrom.

22.15 Time of the Essence. Subject to the terms of Paragraph 11 hereof, time is expressly declared to be of the essence of this Lease.

22.16 Counterparts. This Lease may be signed in one or more counterparts (and with separate signature pages), each of which shall be deemed an original.

22.17 Termination of Existing Leases. Landlord and Tenant acknowledge being parties to (a) a certain lease agreement dated July 20, 1984 pursuant to which Landlord leased Building 1 and Building 3 to Tenant and (b) a certain lease agreement dated July 20, 1984 pursuant to which Landlord leased Building 3 to Tenant, which leases (the “Existing Leases”), pursuant to cancellation notices (the “Cancellation Notices”) previously delivered to Landlord by Tenant, are to expire on December 31, 1993. Landlord and Tenant hereby agree to terminate and cancel the Existing Leases for all purposes, effective February 28, 1993, with the same force and effect as if such date was the date set forth therein as the termination dates. Anything in the

Existing Leases or the Cancellation Notices to the contrary notwithstanding, Landlord hereby waives and releases for all purposes the early termination penalty provided for in Section 4.1 of the Existing Leases and any and all fees, commissions or other charges relating to the termination and cancellation of the Existing Leases.

22.18 Environmental Warranties and Mutual Indemnifications. (a) Landlord represents to Tenant that to the best of Landlord’s knowledge, no hazardous wastes, hazardous substances or other hazardous or dangerous substances, materials or chemicals, as those terms are defined and interpreted under federal and state environmental statutes or regulations (hereinafter collectively “Hazardous Materials”) are stored or located in, on or under the Premises or any improvement thereon.

(b) Tenant represents and warrants to Landlord that in connection with Tenant’s use of the Premises, Tenant will not permit the discharge, emission, leakage or spillage of any Hazardous Materials onto or from the Premises.

(c) In the event any Hazardous Materials are discovered in, on or under the Premises during the term of this Lease or any renewal or extension period hereof, Landlord shall immediately arrange for the prompt and safe removal of such Hazardous Materials at Landlord’s sole cost and expense; provided, however, if such Hazardous Materials were discharged or emitted by Tenant, Tenant shall arrange for and pay the cost of such removal.

(d) Each party hereby indemnifies the other from any claims, liability, damages, cost or expenses incurred by or asserted against the other by reason of (i) as to Landlord’s indemnification of Tenant, the existence of Hazardous Materials on or under the Premises, unless caused by Tenant; and (ii) as to Tenant’s indemnification of Landlord, the existence of any Hazardous Materials on or under the Premises to the extent such existence or discharge was caused by Tenant.

IN WITNESS WHEREOF, each of the parties hereto have executed this Lease under its hand and seal as of the day and year first above written.

CONATA PROPERTIES CORPORATION
(Landlord)

By:	/s/ [Illegible]
	Title:	Pres.
Attest:	/s/ [Illegible]
	Title:	Assnt. Secretary
[CORPORATE SEAL]

PRIMERICA LIFE INSURANCE COMPANY
(Tenant)

By :	/s/ [Illegible]
	Title:	Co-CEO Primerica Life Insurance Co.
Attest:	/s/ [Illegible]
	Title:	VP & Associate General Counsel
[CORPORATE SEAL]

FIRST AMENDMENT TO LEASE

between

TRINET CORPORATE REALTY TRUST INC., Landlord

and

PRIMERICA LIFE INSURANCE COMPANY, Tenant

Premises:	Buildings 1, 2 and 3 at 3120 Breckinridge Boulevard Duluth, Georgia

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) made as of the 21st day of December, 1999, by and between TRINET CORPORATE REALTY TRUST INC., a Georgia corporation, having an office at 3480 Preston Ridge Road, Suite 575, Alpharetta, Georgia 30005 (“Landlord”), and PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation, having an office at 3120 Breckinridge Boulevard, Duluth, Georgia 30199 (“Tenant”).

WITNESSETH

WHEREAS, by Agreement of Lease dated as of March 1, 1993 (the “Lease”). Landlord’s predecessor-in-interest did demise and let unto Tenant and Tenant did hire and take from Landlord’s predecessor-in-interest (a) that certain parcel of land (the “Site”) comprising approximately 18 contiguous acres situated in that certain office and warehouse park commonly known as “Breckinridge” in Gwinnett County, Georgia (the “Park”), the Site being more specifically described on Exhibit A annexed hereto and made a part hereof; (b) a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 1 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 1”); (c) a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 2 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 2”); (d) a 40,000 square foot, one-story, concrete warehouse building situated on the Site and commonly known as Building 3 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 3”); (e) paved parking for not less than 900 parking spaces (the “Parking Areas”), as shown on the Site Plan annexed to the Lease (the “Site Plan”); and (f) all of the walkways, sidewalks, roads, landscaped areas and other improvements as shown on the Site Plan (collectively, the “Other Improvements”) (hereinafter, the Site, Building 1, Building 2, Building 3, the Parking Areas and the Other Improvements are hereinafter sometimes referred to collectively as the “Premises”).

WHEREAS, the term of the Lease currently expires on February 28, 2003; and

WHEREAS, Tenant desires to extend the term of the Lease and Landlord is agreeable thereto on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged. Landlord and Tenant hereby agree as follows:

1. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise specifically set forth herein to the contrary.

2. The term of the Lease is hereby extended for a term of six (6) years and three (3) months from March 1, 2003 through May 31, 2009, (hereinafter, the “Expiration Date).

3. Effective as of January 1, 2000, the Base Annual Rental to be paid by Tenant to Landlord under the Lease shall be as follows:

(a) For the period commencing on January 1, 2000 and ending on December 31, 2004, the Base Annual Rental shall be One Million Two Hundred Eighty-Two Thousand Five Hundred ($1,282,500.00) Dollars per year, or One Hundred Six Thousand Eight Hundred Seventy-Five ($106,875.00) Dollars per month;

(b) For the period commencing on January 1, 2005 and ending on December 31, 2005, the Base Annual Rental shall be One Million Four Hundred Seventy-Two Thousand Five Hundred ($1,472,500.00) Dollars per year, or One Hundred Twenty-Two Thousand Seven Hundred Eight and 33/100 ($122,708.33) Dollars per month;

(c) For the period commencing on January 1, 2006 and ending on December 31, 2006, the Base Annual Rental shall be One Million Five Hundred Twenty Thousand ($1,520,000.00) Dollars per year, or One Hundred Twenty-Six Thousand Six Hundred Sixty-Six and 67/100 ($126,666.67) Dollars per month;

(d) For the period commencing on January 1, 2007 and ending on December 31, 2007, the Base Annual Rental shall be One Million Five Hundred Sixty-Seven Thousand Five Hundred ($1,567,500.00) Dollars per year, or One Hundred Thirty Thousand Six Hundred Twenty-Five ($130,625.00) Dollars per month;

(e) For the period commencing on January 1, 2008 and ending on December 31, 2008, the Base Annual Rental shall be One Million Six Hundred Fifteen Thousand ($1,615,000.00) Dollars per year, or One Hundred Thirty-Four Thousand Five Hundred Eighty-Three and 33/100 ($134,583.33) Dollars per month;

(f) For the period commencing on January 1, 2009 and ending on the Expiration Date, the Base Annual Rental shall be One Million Six Hundred Sixty-Two Thousand Five Hundred ($1,662,500.00) Dollars per year, or One Hundred Thirty-Eight Thousand Five Hundred Forty-One and 67/100 ($138,541.67) Dollars per month;

The Base Annual Rental shall be paid by Tenant to Landlord in equal monthly installments in advance on the first day of each and every month without any set-off or deduction whatsoever in the manner provided in the Lease.

4. (a) Notwithstanding anything to the contrary contained in the Lease or this Amendment. Tenant shall have the right to extend the term of this Lease for an additional term of five (5) years commencing on June 1, 2009 and ending on May 31, 2014 (such additional term is hereinafter called the “Renewal Term”) provided that:

(i) Tenant shall give Landlord notice (hereinafter called the “Renewal Notice”) of its election to extend the term of this Lease on or before June 1, 2008, and

(ii) Tenant is not in default after notice and the expiration of applicable sure periods under the Lease as of the time of the giving of the Renewal Notice and as of June 1, 2009.

(b) The Base Annual Rent payable by Tenant to Landlord during the Renewal Term shall be equal to the fair market rent for the Premises determined as of December 1, 2008 (such date is hereinafter called the “Determination Date”) and which determination shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of subsection (c) hereof.

(c) Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the Premises pursuant to the provisions of subsection (b) hereof, during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant cannot agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant may initiate the arbitration process provided for herein by giving notice to that effect to the other, and the party so initiating the appraisal process (such party hereinafter referred to as the “Initiating Party”) shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within thirty (30) days after the designation of such arbitrator, the other party (hereinafter referred to as the “Other Party”) shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the appointment of the second arbitrator for the Other Party shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within thirty (30) days after the second arbitrator is appointed, the two arbitrators shall not agree, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within forty (40) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply on notice to the other, to a court in the State of Georgia having jurisdiction over such matters for the appointment of such third arbitrator.

(d) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(e) Within ten (10) days after the appointment of the third arbitrator, the arbitrator selected by Landlord and the arbitrator selected by Tenant shall each submit to such third arbitrator, in reasonable detail, its written proposal for its determination of the fair market rent for the Premises. Such proposal shall not be modified once made. The third arbitrator shall, within ten (10) days after the submission of both proposals, make a determination as to the fair market rent by selecting either of the submitted proposals, and such determination shall be binding and conclusive upon the parties.

(f) Each of the arbitrators selected as herein provided shall be certified M.A.I. appraisers with at least ten (10) years’ experience in the appraisal of office space in comparable buildings in Gwinnett County, Georgia.

(g) If the amount of the fair market rent has not been determined as of the commencement of the Renewal Term, Tenant shall pay Base Annual Rent for the Renewal Term, on a monthly basis, in an amount equal to the Base Annual Rent paid by Tenant for the month immediately preceding the commencement of the Renewal Term, and an appropriate retroactive adjustment shall be made as of the date of the determination of the fair market rent.

(h) Except as provided in subsection (b) hereof, Tenant’s occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial term of this Lease, provided, however, Tenant shall have no further right to extend the term of this Lease pursuant to this Article.

(i) If this Lease is renewed for the Renewal Term, then Landlord or Tenant can request the Other Party hereto to execute an instrument in form for recording setting forth the exercise of Tenant’s right to extend the term of this Lease and the last day of the Renewal Term.

(j) If Tenant exercises its right to extend the term of this Lease for the Renewal Term pursuant to this Article, the phrases “the term of this Lease” or “the term hereof” as used in this Lease, shall be construed to include, when practicable, the Renewal Term.

5. Paragraphs 3.2 and 4.2 of the Lease are hereby deleted in their entirety.

6. Each party hereto covenants, warrants and represents to the Other Party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Amendment, including Richard E. Bowers & Company. Each party hereto agrees to defend, indemnify and hold harmless the Other Party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Paragraph 6 being untrue.

7. Paragraph 20.1 of the Lease, lines 10-30 are hereby deleted and the following is hereby substituted in lieu thereof:

“To Landlord:	Starwood Financial Inc.
3480 Preston Ridge Road
Suite 575
Alpharetta, Georgia 30005
Attention: Ms. JoAnn Chitty, Senior Vice President

with a copy to:	Starwood Financial Inc.
1114 Avenue of the Americas
24th Floor
New York, New York 10036
Attention: Mr. Timothy O’Connor, C.E.O.

To Tenant:	Primerica Life Insurance Company
3120 Breckinridge Boulevard
Duluth, Georgia 30136
Attention: Ms. Karen Fine

with a copy to:	Primerica Life Insurance Company
2150 Boggs Road
Suite 145
Duluth, Georgia 30096
Mr. Terry Robertson

with a copy to:	Battle Fowler LLP
75 East 55th Street
New York, New York 10022
Attention: Lawrence Mittman, Esq.”

8. Except as expressly set forth in this Amendment, the terms and conditions of the Lease shall continue in full force and effect without any change or modification and shall apply for the balance of the term of the Lease as hereby extended. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall govern.

9. This Amendment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Amendment shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

10. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

11. All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Amendment, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Amendment.

12. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the Other Party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

13. This Amendment shall be interpreted and enforced in accordance with the laws of the state in which the Premises are located without reference to principles of conflicts of laws.

14. If any provision of this Amendment shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Amendment and to this end the provisions of this Amendment are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (i) any provision of this Amendment is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (ii) the opportunity for all appeals of such determination have expired, and (iii) such unenforceability or invalidity alters the substance of this Amendment (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Amendment within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Amendment, then this Amendment shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except those obligations which expressly survive the termination of this Amendment.

15. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY EITHER PARTY IN CONNECTION HEREWITH (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AMENDMENT ON THE GROUNDS THAT THIS AMENDMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

16. This Amendment may be executed in any number of counterparts. It is not necessary that all parties sign all or any one of the counterparts, but each party must sign at least one counterpart for this Amendment to be effective.

17. Tenant and Landlord, and each of the persons executing this Amendment on behalf of Tenant and Landlord, do hereby warrant that the party for which they are executing this Amendment (i) is a duly authorized and existing entity, (ii) is qualified to do business in the State of Georgia, and (iii) has full right and authority to enter into this Amendment, and that any person signing on behalf of such party is authorized to do so. Upon either party’s request, the Other Party shall provide evidence reasonably satisfactory to the requesting party confirming the foregoing warranties.

18. Landlord has obtained the prior written consent to the execution and delivery of this Amendment and the performance by Landlord of its obligations hereunder to the extent that such consent is required under any other agreement, mortgage, trust deed, ground lease, contract or other instrument or document to which Landlord is a party or by which it or the Premises or Building is bound.

19. This Amendment shall not be binding upon either party unless and until it is fully executed and delivered to both parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

TRINET CORPORATE REALTY TRUST INC.

By:

Name:
Title:

TENANT:

PRIMERICA LIFE INSURANCE COMPANY

By:	/s/ Karen Fine

Name:	Karen Fine
Title:	EVP

9

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

TRINET CORPORATE REALTY TRUST INC.

By:	/s/ J. Samuel O’Briant

Name:	J. Samuel O’Briant
Title:	Vice President

TENANT:

PRIMERICA LIFE INSURANCE COMPANY

By:

Name:
Title:

AMENDED AND RESTATED SECOND AMENDMENT TO LEASE AGREEMENT*

THIS AMENDED AND RESTATED SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of the 9th day of May, 2008, by and between TRINET CORPORATE REALTY TRUST INC., a Georgia corporation (hereinafter called “Landlord”) and PRIMERICA LIFE INSURANCE COMPANY, a Massachusetts corporation (hereinafter called “Tenant”).

RECITALS:

A. By Agreement of Lease dated March 1, 1993 (as amended, the “Lease”), Landlord’s predecessor-in-interest did demise and let unto Tenant, and Tenant did hire and take from Landlord’s predecessor-in-interest (a) that certain parcel of land (the “Site”) comprising approximately 18 contiguous acres situated in that certain office and warehouse park commonly known as “Breckinridge” in Gwinnett County, Georgia (the “Park”), the Site being more specifically described on Exhibit A annexed hereto and made a part hereof; (b) a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 1 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 1”); (c) a 75,000 square foot, two-story, pre-cast concrete office building situated on the Site and commonly known as Building 2 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 2”); (d) a 40,000 square foot, one-story, concrete warehouse building situated on the Site and commonly known as Building 3 at 3120 Breckinridge Boulevard, Gwinnett County, Georgia (“Building 3”); (e) paved parking no fewer than 900 parking spaces (the “Parking Areas”), as shown on the Site Plan annexed to the Lease (the “Site Plan”); and (f) all of the walkways, sidewalks, roads, landscaped areas and other improvements shown on the Site Plan (collectively, the “Other Improvements”) (hereinafter, the Site, Building 1, Building 2, Building 3, the Parking Areas and the Other improvements are hereinafter sometimes referred to collectively as the “Premises”).

B. The Lease was amended pursuant to that certain First Amendment to Lease between Landlord and Tenant dated as of December 21, 1999.

C. The term of the Lease is scheduled to expire by its terms on May 31, 2009.

D. Landlord and Tenant wish to amend the Lease to extend the term of the Lease on the terms and conditions hereinafter set forth.

E. In addition to extending the term, Landlord and Tenant desire to amend the Lease in certain other respects.

*	This Amended and Restated Second Amendment to Lease amends and restates and supersedes in its entirety that certain Second Amendment to Lease dated as of May 9, 2008, between Landlord and Tenant, in order to correct a scrivener’s error in the fourth rental period set forth in Section 2 of such document.

NOW, THEREFORE, in consideration of the Premises, the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1. Term.

(a) The term of the Lease is hereby extended for a term of four (4) years, commencing on June 1, 2009 and ending at 5:00 p.m. local time on May 31, 2013 (the “Extended Term”).

2. Rent. During the Extended Term, Tenant shall pay Base Annual Rental to Landlord as follows:

Period	Base Rental per Rentable Square Foot per Annum	Base Annual Rental	Monthly Base Rental
June 1, 2009 - May 31, 2010	$9.50	$1,805,000.00	$150,416.67

June 1, 2010 - May 31, 2011	$9.75	$1,852,500.00	$154,375.00

June 1, 2011 - May 31, 2012	$10.15	$1,928,500.00	$160,708.34

June 1, 2012 - May 31, 2013	$10.50	$1,995,000.00	$166,250.00

The Base Annual Rental shall be paid by Tenant to Landlord in equal monthly installments in advance on the first day of each and every month without any set-off or deduction whatsoever.

3. Renewal Option.

Tenant shall have the option to extend the term of this Lease with respect to all, but not any lesser portion, of the Premises for one (1) additional period of five (5) years (such additional term is hereinafter called the “Renewal Term”), by delivering written notice of the exercise thereof (“Renewal Notice”) to Landlord not later than nine (9) months before the expiration of the Extension Term, provided that Tenant is not in default and no facts or circumstances then exist that, with the giving of notice or the passage of time, or both, would constitute a default, either as of the date of Tenant’s Renewal Notice or the commencement date of the Renewal Term. The Base Annual Rental payable for each month during such Renewal Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of the Renewal Term, for renewals of space of equivalent quality, size, utility and location, with the length of the Renewal Term and the credit standing of Tenant to be taken into account, but in no event shall the Base Annual Rental be lower than the Base Annual Rental in effect at the end of the Extended Term, as provided below. Within thirty (30) days after receipt of Tenant’s Renewal

Notice, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Annual Rental, if any. Thereafter, Tenant shall have ten (10) days from its receipt of Landlord’s notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Prevailing Rental Rate. If Tenant fails to object as aforesaid, Landlord’s determination shall be deemed to be the Prevailing Rental Rate for the Renewal Term. Upon receipt of Tenant’s objection, however, Landlord and Tenant shall meet for a period of thirty (30) additional days (the “Negotiation Period”) to negotiate the Prevailing Rental Rate, with each acting in good faith. If such negotiations are successful, the rate so negotiated by the parties will be deemed to be the Prevailing Rental Rate for the Renewal Term. If such negotiations are not successful, the Prevailing Rental Rate will be determined in accordance with the following arbitration procedure:

Within five (5) days after the expiration of the Negotiation Period, Tenant shall notify Landlord of Tenant’s selection of a real estate broker who shall act on Tenant’s behalf in determining the Prevailing Rental Rent. After Tenant delivers its notice to Landlord as set forth above, Landlord shall notify Tenant of Landlord’s selection of a real estate broker who shall act on Landlord behalf in determining the Prevailing Rental Rate. Within twenty (20) days after the selection of Tenant’s and Landlord’s broker, the two (2) brokers shall render a joint written determination of the Prevailing Rental Rate, which joint determination shall be final, conclusive and binding for the Renewal Term. If the two (2) brokers are unable to agree upon a joint written determination within said twenty (20) day period, the two (2) brokers shall select a third broker within such twenty (20) day period and shall each submit a determination of the Prevailing Rental Rate to such third broker. In the event the two (2) brokers cannot agree on a third, Landlord or Tenant may request that the local chapter of the Board of Realtors appoint a party to act as the third broker. Within ten (10) days after the appointment of the third broker, the third broker shall render a written determination of the Prevailing Rental Rate, which must be either the Landlord’s broker’s determination as submitted or the Tenant’s broker’s determination as submitted, but no other amount and no compromise between the two, with the third broker’s determination being final, conclusive and binding on both parties. All brokers selected or appointed in accordance with this subparagraph shall have at least ten (10) years prior experience in the commercial office leasing market of the [northeast Atlanta/Gwinnett County, Georgia suburban office submarket]. If either Landlord or Tenant fails or refuses to select a broker, the other broker shall alone determine the Prevailing Rental Rate. Landlord and Tenant agree that they shall be bound by the determination of Prevailing Rental Rate pursuant to this paragraph. Landlord shall bear the fee and expenses of its broker; Tenant shall bear the fee and expenses of its broker; and Landlord and Tenant shall share equally the fee and expenses of the third broker, if any.

Notwithstanding anything to the contrary contained herein, in the event the Prevailing Rental Rate determined in accordance with this Section 3 is less than the rate payable upon the expiration of the Extended Term of the Lease, the Prevailing Rental Rate will be automatically adjusted to be the Base Annual Rental in effect during the last year of the Extension Term, subject to the same rate of escalation as was in place during the Extension Term. The Prevailing Rental Rate determined in accordance with this Section 3 shall be final, binding and conclusive upon the parties and such determination shall not be subject to dispute or challenge in court or otherwise.

Except for the Base Annual Rental, which shall be determined as set forth in above, leasing of the Premises by Tenant for the Renewal Term shall be subject to all of the same terms and conditions set forth in the Lease; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during the initial term or the Extension Term shall not be applicable during the Renewal Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option to extend), and Tenant shall have no further renewal option unless expressly granted by Landlord in writing. Landlord and Tenant shall enter into an amendment to the Lease to evidence Tenant’s exercise of this extension option. If the Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.

Tenant’s rights under this Section 3 shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease (except for a permitted assignment), (c) Tenant fails to timely exercise its option under this Section 3, time being of the essence with respect to Tenant’s exercise thereof, or (4) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Second Amendment.

4. Rooftop HVAC Units. Prior to the commencement of the Extended Term, Landlord and Tenant shall inspect the existing rooftop HVAC units (“RTUs”) serving Building 1, Building 2 and Building 3 to determine which, if any, RTUs are non-functioning as of the commencement date of the Extended Term. Tenant will be responsible, at Tenant’s sole cost, for replacing or repairing all non-functioning RTUs at that time, in accordance with the terms of Article 10 of the Lease, to ensure that all RTUs are functioning as of the commencement of the Extension Term. After the commencement of the Extension Term, notwithstanding the provisions of Article 10 of the Lease, Landlord and Tenant shall share equally in the equipment cost of replacing any RTUs that completely fail (in Landlord’s reasonable discretion) with mutually acceptable equipment; provided, however, that Tenant shall be solely responsible for the installation of such replacement equipment, at Tenant’s cost. Notwithstanding the foregoing, Tenant shall at all times be responsible for ongoing maintenance and repair of the RTUs. Tenant shall keep in place, at all times during the Extension Term, a contract with a qualified HVAC contractor approved by Landlord for quarterly preventative maintenance of the RTUs, and Tenant shall deliver evidence to Landlord on a quarterly basis that such preventative maintenance has been performed, and the cost thereof paid in full by Tenant.

5. Notices. Section 20.1 of the Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the addresses specified below, (ii) hand delivered to the intended addressee, (iii) sent by a nationally recognized overnight courier service, or (iv) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder within two (2) business days. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. The notice addresses for Landlord and Tenant as of the date of this Amendment are as follows:

Tenant’s Address:	For all Notices:	With a copy to:

	Primerica Life Insurance Company	Primerica Life Insurance Company
	3120 Breckinridge Boulevard	3120 Breckinridge Boulevard
	Duluth, Georgia 30136	Duluth, Georgia 30136
	Attention: Karen Fine	Attention: General Counsel
	Telephone: 770-564-6837	Telephone: 770-564-6347
	Telecopy: 770-564-6272	Telecopy: 770-564-6216

Landlord’s Address:	For all Notices:	With a copy to:

	TriNet Corporate Realty Trust, Inc.	TriNet Corporate Realty Trust, Inc.
	c/o iStar Financial Inc.	c/o iStar Financial Inc.
	3480 Preston Ridge Road, Ste. 575	3480 Preston Ridge Road, Ste. 575
	Alpharetta, Georgia 30005	Alpharetta, Georgia 30005
	Attention: Lease Manager	Attention: Vice President, Asset
	Telephone: 678-297-0100	Management – Breckinridge
	Telecopy: 678-297-0101	Boulevard, Duluth, Georgia
Telephone: 678-297-0100
Telecopy: 678-297-0101

TriNet Corporate Realty Trust, Inc.
c/o iStar Financial Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: General Counsel –
Breckinridge Boulevard, Duluth,
Georgia
Telephone: 212-930-9400
Telecopy : 212-930-9494

6. Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Second Amendment other than Cushman & Wakefield of Georgia, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

7. Miscellaneous. Landlord and Tenant affirm and covenant that each has the authority to enter into this Second Amendment, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective corporations to execute this Second Amendment. To the extent the provisions of this Second Amendment are inconsistent with the provisions of the Lease, the provisions of this Second Amendment shall control. Except as expressly amended or modified herein, all other terms, covenants and conditions of the Lease shall remain in full force and effect and are confirmed and ratified hereby. The conditions, covenants and agreements contained herein shall be binding upon the parties hereto and their respective successors and assigns. Any capitalized terms used but not defined herein shall have the meanings attributed to them in the Lease.

[CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be duly executed as of the date first above written.

LANDLORD:

TRINET CORPORATE REALTY
TRUST, INC., a Georgia corporation

By:	/s/ Gregory F. Camia
Gregory F. Camia
Senior Vice President

TENANT:

PRIMERICA LIFE INSURANCE
COMPANY, a Massachusetts corporation

By:	/s/ Karen Fine
Karen Fine
Executive Vice President